SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BALLY TOTAL FITNESS HOLDING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):  __________________________________________________

No fee required.

   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:   _____________________________________

      (2) Aggregate number of securities to which transaction applies:  _____________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________
______________________________________________________________________________________

      (4) Proposed maximum aggregate value of transaction:  ____________________________________________

      (5) Total fee paid:   _________________________________________________________________________

   Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:  __________________________________________________________________

      (2) Form, Schedule or Registration Statement No.:   ________________________________________________

      (3) Filing Party:  ____________________________________________________________________________

      (4) Date Filed:   _____________________________________________________________________________

To our stockholders:
PROXY STATEMENT
ELECTION OF DIRECTORS AND SECURITY OWNERSHIP
INFORMATION RELATING TO THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
COMPENSATION OF EXECUTIVE OFFICERS
PERFORMANCE GRAPH
TRANSACTIONS WITH MANAGEMENT
AUDITORS
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSE OF SOLICITATION
STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING
ANNUAL REPORT

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

Notice of Annual Meeting of Stockholders

To Be Held June 8, 2001

To our stockholders:

      The annual meeting of stockholders of Bally Total Fitness Holding Corporation will be held at 9:00 a.m. (local time) on June 8, 2001 at Bally’s new fitness center located at 250 Yonge Street, Toronto, Ontario, Canada M2P 1R4 for the following purposes:

1.	The election of two Class II directors for three-year terms expiring in 2004; and

2.	Such other business as may properly come before the annual meeting or any adjournment thereof.

      Stockholders of record as of the close of business on April 12, 2001 will be entitled to notice of and to vote at the annual meeting and any adjournment thereof. The transfer books will not be closed.

      The board of directors of Bally desires to have the maximum stockholder representation at the annual meeting and respectfully requests that you execute, date and return promptly the enclosed proxy card in the postage-paid envelope provided. In order to attend the annual meeting, you must bring the enclosed entrance pass with you. No one will be admitted without the entrance pass.

By order of the board of directors,

Cary A. Gaan, Secretary

Chicago, Illinois
April 13, 2001

YOUR VOTE IS IMPORTANT!

PLEASE EXECUTE, DATE AND RETURN PROMPTLY THE ENCLOSED

PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2001

      This proxy statement is furnished in connection with the solicitation of proxies on behalf of the board of directors of Bally for use at the annual meeting of stockholders to be held on June 8, 2001, at Bally’s new fitness center located at 250 Yonge Street, Toronto, Ontario, Canada M2P 1R4, at 9:00 a.m. (local time) and at any adjournment or postponement of the meeting. This statement and the accompanying proxy, together with our annual report to stockholders for the fiscal year ended December 31, 2000, are being mailed to stockholders beginning on or about April 13, 2001.

ABOUT THE MEETING

What is the Purpose of the Annual Meeting?

      At the annual meeting, stockholders will elect one class of directors and act upon anything else that properly comes before the meeting. In addition, after the meeting, management will report on our performance during fiscal 2000 and respond to questions from stockholders.

Who is Entitled to Vote?

      Only stockholders of record at the close of business on the record date, April 12, 2001, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who Can Attend the Meeting?

      All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 8:00 a.m. In order to attend the annual meeting, you must bring your entrance pass.

What Constitutes a Quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on April 12, 2001 will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 28,867,386 shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How Do I Vote?

      If you complete and properly sign the accompanying proxy card and return it to LaSalle Bank N.A., our transfer agent and registrar, it will be voted as you instruct on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person, or you may vote in person. You may also vote via the Internet by accessing the World Wide Web site http://www.eproxyvote.com/bft or by touch-tone telephone by dialing 1-866-207-3912 and following the instructions. You may vote via the Internet or telephone anytime prior to 11:59 p.m. June 7, 2001. At the meeting, the results of stockholder voting will be tabulated by LaSalle Bank N.A., the independent inspector of elections appointed by Bally for the meeting.

Can I Change My Vote or Revoke My Proxy After I Return My Proxy Card?

      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Bally either a notice of revocation or a duly executed proxy bearing a later date. If you vote in person at the meeting, your proxy will be revoked. However, attendance at the meeting will not by itself revoke a previously granted proxy.

What Are the Board’s Recommendations?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote:

           FOR election of the nominees for Class II Directors (see page 3).

      With respect to any other matters that properly come before the meeting, the proxy holders will vote using their own discretion.

What Vote is Required to Approve Each Item?

•	Election of Directors. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. A properly executed proxy marked “WITHHOLD ALL” with respect to the election of one or more directors will not be noted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•	Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

ELECTION OF DIRECTORS AND SECURITY OWNERSHIP

      At the annual meeting, two Class II directors are to be elected to serve for three-year terms expiring in 2004 or until their successors have been duly elected and qualified. Set forth below are the names of, and certain information with respect to, the persons nominated by the board of directors for election as Class II directors. It is intended that all duly executed or duly tendered proxies in the accompanying form will be voted for the election of such nominees (or such substitute nominees as provided below), unless such authorization has been withheld.

      Authority granted to the persons named in the proxy to vote for nominees is limited to the two nominees proposed by the board of directors and named below, and proxies cannot be voted for a greater number of persons than the number of nominees named. The board of directors is not aware that either of the nominees will be unavailable for service at the date of the annual meeting. If, for any reason, either of the nominees becomes unavailable for election, an event which is not presently anticipated, discretionary authority may be exercised by the persons named in the proxy to vote for substitute nominees proposed by the board of directors.

      In general, “beneficial ownership” includes those shares a stockholder has the power to vote or transfer and stock options or warrants that are exercisable currently or within 60 days. Unless otherwise indicated, all information with respect to ownership of common stock is as of March 31, 2001. On March 31, 2001, Bally had outstanding 28,588,886 shares of common stock. The Common Shares Owned column includes, in certain circumstances, shares of common stock held in the name of the director’s or executive officer’s spouse, minor children, or relatives sharing the director’s or executive officer’s home, the reporting of which is required by applicable rules of the Securities and Exchange Commission, but as to which shares of common stock the director or executive officer may have disclaimed beneficial ownership. As used in the following tables, an asterisk in the Percentage of Outstanding Stock column means less than 1%.

Nominees

CLASS II

Term Expiring in 2004

	Has Served	Common	Options/Warrants	Total	Percentage of
Name, Age, Principal Occupation	as Director	Shares	Exercisable	Beneficial	Outstanding
and Additional Information	Since	Owned	Within 60 Days	Ownership	Stock

Lee S. Hillman, 45	1992	205,000	1,027,368	1,232,368	4.2%
Chairman, President and Chief Executive Officer of Bally. Mr. Hillman is also a director of Holmes Place, Plc. (an operator of fitness centers in the United Kingdom).
James F. McAnally, M.D., 51	1995	2,000	10,000	12,000	*
Private practitioner who specializes in hypertension and kidney disease. Dr. McAnally is also the Medical Director of Nephrology Services at Trinitas Hospital in Elizabeth, New Jersey and the Chief of Nephrology at Seton Hall University, School of Graduate Medical Education.

Directors Continuing in Office

CLASS III

Term Expiring in 2002

	Has Served	Common	Options/Warrants	Total	Percentage of
Name, Age, Principal Occupation	as Director	Shares	Exercisable	Beneficial	Outstanding
and Additional Information	Since	Owned	Within 60 Days	Ownership	Stock

J. Kenneth Looloian, 78	1995	2,500	10,000	12,500	*
Retired Sr. Vice President and Chief Financial Officer of New Jersey Bell Telephone Company and Bellcore (now Telecordia Technologies) Consultant to DiGiorgio Corporation since 1990. Mr. Looloian is also a director of Park Place Entertainment Corporation.

CLASS I

Term Expiring in 2003

	Has Served	Common	Options/Warrants	Total	Percentage of
Name, Age, Principal Occupation	as Director	Shares	Exercisable	Beneficial	Outstanding
and Additional Information	Since	Owned	Within 60 Days	Ownership	Stock

Aubrey C. Lewis, 66	1995	795	10,000	10,795	*
Mr. Lewis is a director of the United States Naval Academy Foundation, the University of Notre Dame and the New Jersey Sports and Exposition Authority (Board of Commissioners) Retired Vice President of Woolworth Corporation.
Liza M. Walsh, 42	1995	1,000	10,000	11,000	*
Partner at the law firm of Connell Foley LLP, concentrating in commercial litigation, since 1992. Ms. Walsh is also an Arbitrator for the United States District Court for the District of New Jersey.

Named Executive Officers and Certain Other Beneficial Owners

	Common	Options/Warrants	Total	Percentage of
	Shares	Exercisable	Beneficial	Outstanding
Beneficial Owner	Owned	Within 60 Days	Ownership	Stock

John W. Dwyer	70,420	113,333	183,753	*
Executive Vice President, Chief Financial Officer and Treasurer
Cary A. Gaan	270	25,000	25,270	*
Senior Vice President, Secretary and General Counsel
Paul A. Toback	1,000	43,333	44,333	*
Senior Vice President, Corporate Development
John H. Wildman	60,000	66,667	126,667	*
Senior Vice President, Sales and Marketing
All directors and executive officers as a group (11 persons)	400,906	1,450,701	1,851,607	6.2%
Morgan Stanley Dean Witter & Co.(1)(2)	2,424,710		2,424,710	8.5%
1585 Broadway New York, New York 10036
Miller Anderson & Sherrerd, LLP(1)(2)
1 Tower Bridge, Suite 1100 West Conshohochen, PA 19428
Janus Capital Corporation(1)(3)	2,236,990		2,236,990	7.8%
Thomas H. Bailey(1)(3) Janus Special Situations Fund(1)(3)
100 Fillmore Street Denver, Colorado 80206
Liberty Wanger Asset Management, L.P. (“WAM”)(1)(4)	1,948,000		1,948,000	6.8%
WAM Acquisition GP, Inc., the general partner of WAM(1)(4)
Liberty Acorn Trust(1)(4)
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606
Highfields Capital Management LP(1)(5)	1,590,250		1,590,250	5.6%
Highfields GP LLC(1)(5)
Jonathon S. Jacobson(1)(5)
Richard L. Grubman(1)(5)
200 Clarendon Street Boston, Massachusetts 02117

(1)	Represents a beneficial owner of more than 5% of the common stock based on the owner’s reported ownership of shares of common stock in filings made with the Securities and Exchange Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended. Information with respect to each beneficial owner is generally as of the date of the most recent filing by the beneficial owner with the Commission and is based solely on information contained in such filings.

(2)	Morgan Stanley Dean Witter & Co. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Miller Anderson & Sherrerd, LLP is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Accounts managed on a discretionary basis by Miller Anderson & Sherrerd, LLP, a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No account holds more than 5% of the class.

(3)	Janus Capital Corporation is a registered investment adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients. These investment companies and other clients hold the shares of common stock that are reported in this chart. Janus Capital may be deemed to be the beneficial owner of common stock held by these investment companies and clients but disclaims any ownership of the common stock. Mr. Bailey owns approximately 12.2% of Janus Capital and serves as its President and Chairman of the Board. Mr. Bailey may be deemed to be the beneficial owner of common stock held by the investment companies and other clients of Janus Capital but disclaims any ownership of the common stock. Janus Special Situations Fund is an investment company registered under the Investment Company Act of 1940 and is one of the investment companies to which Janus Capital renders advice. Janus Special Situations Fund beneficially owns 1,707,700 shares.

(4)	Liberty Acorn Trust is an Investment Company under section 8 of the Investment Company Act of 1940. WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM Acquisition GP, Inc., is the General Partner of the Investment Adviser. Liberty Acorn Trust beneficially owns 1,583,000 shares.

(5)	Highfields Capital Management LP is an Investment Manager to Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the “Funds”). Highfields GP LLC is the General Partner of Highfields Capital Management LP. Jonathon S. Jacobson and Richard L. Grubman are Managing Members of Highfields GP LLC. The shares are directly owned by the Funds. No Fund holds more than 5% of the class.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

      The board of directors held five meetings during 2000. Each director attended at least 75% of the aggregate number of meetings of the board of directors and all committees on which the director served during 2000, except Liza Walsh who attended five of nine meetings.

      The board of directors has established an executive committee, an audit committee, a compensation committee and a nominating committee. The general functions of such committees, the identity of each committee member and the number of committee meetings held by each committee during 2000 are set forth below.

Executive Committee

      The current members of the executive committee are Mr. Hillman and Mr. Looloian. The executive committee is granted all the powers and rights necessary to exercise the full authority of the board of directors in the management of the business and affairs of Bally when necessary between meetings of the board of directors. The executive committee held one meeting during 2000.

Audit Committee

      The current members of the audit committee are Mr. Looloian (Chairman), Mr. Lewis and Dr. McAnally. During the year, the Board examined the membership of the Audit Committee in light of the adoption by the New York Stock Exchange of rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are “independent” within the meaning of the Exchange’s rules. The functions of the Audit Committee are described elsewhere herein under the heading “Report of the Audit Committee”. The audit committee held four meetings during 2000.

Compensation Committee

      The current members of the compensation committee are Ms. Walsh (Chairman), Mr. Lewis and Dr. McAnally. The compensation committee is authorized and directed to (i) review and approve the compensation and benefits of Bally’s executive officers, (ii) review and approve the annual salary plans, (iii) review management organization and development, (iv) review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees, (v) administer Bally’s 2000 Bonus Plan, Bally’s 1996 Long-Term Incentive Plan, Bally’s 1996 Non-Employee Directors’ Stock Option Plan and any other plans that may be established, and (vi) review and recommend for the approval of the board of directors the compensation of directors. The compensation committee held four meetings during 2000.

Nominating Committee

      The current members of the nominating committee are Mr. Hillman and Mr. Lewis. The general functions of the nominating committee include recommending to the board of directors nominees for election as directors, consideration of the performance of incumbent directors in determining whether to nominate them for reelection and making recommendations with respect to the organization and size of the board of directors and its committees. The nominating committee did not hold any meetings during 2000.

      The nominating committee will consider nominees recommended by stockholders. A recommendation will be considered if submitted in writing addressed to Bally in care of “Nominating Committee,” accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information, and a written indication of the consent of the proposed nominee. Candidates for nomination as director are considered on the basis of their broad business, financial and public service experience, and should not represent any particular constituency, but rather the stockholders generally. The nominees should be highly regarded for capability and integrity within their fields or professions. In addition, the activities or associations of the nominees should not constitute conflicts of interest or legal impediments that might preclude service as a director. Moreover, nominees must be able, and must have expressed a willingness, to devote the time required to serve effectively as a director and as a member of one or more committees of the board of directors.

Compensation of Directors

      Members of the board of directors who are also employees of Bally do not receive any additional compensation for service on the board of directors or any committees of the board of directors. Members of the board of directors who are not employees of Bally presently receive an annual retainer of $30,000 plus a $2,000 stipend for each board of directors meeting attended. Non-employee directors presently receive additional stipends for service on committees of the board of directors of $1,000 per year for committee members and $2,000 per year for committee chairmen. Also, pursuant to Bally’s 1996 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), each non-employee director of Bally is granted an option to purchase 5,000 shares of common stock upon the commencement of service on the board of directors, with another option to purchase 5,000 shares of common stock granted on the second anniversary thereof. Additional grants of Options may be made from time to time pursuant to the Directors’ Plan. Options under the Directors’ Plan are generally granted with an exercise price equal to the fair market value of the common stock at the date of grant. Option grants under the Directors’ Plan become exercisable in three equal annual installments commencing one year from the date of grant and have a 10-year term. Under the Directors’ Plan, each of the non-employee directors of Bally was granted options to purchase 5,000 shares of common stock in January 1996, January 1998 and December 2000.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth, for each of the years indicated, the compensation paid by Bally to its Chief Executive Officer during 2000, and the four other most highly compensated executive officers of Bally as of December 31, 2000 (collectively, the “Named Executive Officers”). During these years, the Named Executive Officers were compensated in accordance with the plans and policies of Bally. All references to securities in the following table relate to awards of options to purchase common stock.

Summary Compensation Table

					Long-Term
					Compensation Awards
		Annual Compensation
					Restricted
				Other Annual	Stock	Securities	All Other
		Salary	Bonus	Compensation	Awards	Underlying	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	Options(#)	($)(4)

Lee S. Hillman	2000	550,000	450,000			50,000	60,000
Chairman, President and	1999	550,000	650,000			50,000	19,039
Chief Executive Officer	1998	450,000	325,000				28,635

John W. Dwyer	2000	325,000	325,000		374,850	30,000	36,952
Executive Vice President,	1999	300,000	400,000			30,000	26,000
Chief Financial Officer	1998	300,000	200,000		655,900	35,000	19,635
and Treasurer

Cary A. Gaan	2000	283,000	145,000			20,000	1,000
Senior Vice President,	1999	225,000	162,500				1,000
Secretary and General Counsel	1998	225,000	95,000		140,550	15,000	1,000

Paul A. Toback	2000	260,000	190,000		749,700	20,000	12,596
Senior Vice President,	1999	225,000	156,250			30,000	11,164
Corporate Development	1998	175,000	43,750		468,500	20,000

John H. Wildman	2000	250,000	175,000		187,425	20,000
Senior Vice President,	1999	240,000	162,500			20,000
Sales and Marketing	1998	240,000	80,000		140,550	15,000

(1)	The 2000 bonus represents the bonus earned in 2000 and paid in March 2001. The 1999 bonus represents the bonus earned in 1999 and 50% of bonus earned in 1998; both paid in the first two months of 2000. The 1998 bonus represents 50% of bonus earned in 1998 and 50% of bonus earned in 1997; both paid in March 1999.

(2)	Certain incidental personal benefits to executive officers of Bally may result from expenses incurred by Bally in the interest of attracting and retaining qualified personnel. These incidental personal benefits made available to the Named Executive Officers during 2000 are not described herein because the incremental cost to Bally of such benefits is below the required disclosure threshold.

(3)	In 2000, the number of shares of restricted stock awarded to Messrs. Dwyer, Toback and Wildman was 15,000, 30,000 and 7,500, respectively. In 1998, the number of shares of restricted stock awarded to Messrs. Dwyer, Gaan, Toback and Wildman was 35,000, 7,500, 25,000 and 7,500, respectively. The value of such shares was determined by the closing price of the common stock at the date of grant, net of consideration paid by each recipient. These shares were issued in the recipient’s name and are held by Bally until the restrictions lapse. The restrictions on these shares lapse upon a change in control of Bally, the recipient’s death, termination of employment due to disability or the first date prior to December 31, 2002 which follows seven consecutive trading days on which the trading price equals or exceeds the targeted stock price of $42 per share. If the restrictions do not lapse prior to December 31, 2002, the shares will be forfeited to Bally.

(4)	Represents amounts matched by Bally in connection with participation in Bally’s savings plans.

Employment Agreements

      Mr. Hillman and Bally entered into an employment agreement effective as of January 1, 1998. The agreement was for a three-year term through December 31, 2000 and provided for an annual base salary of $450,000, participation in Company bonus plans and a bonus payable at the discretion of Bally. Bally and Mr. Hillman reached an agreement June 10, 1999 to extend the term through December 31, 2001 and increase his annual base salary to $550,000 effective January 1, 1999. In the event a change in control of Bally occurs and Mr. Hillman is asked to leave the employ of Bally or, absent cause, Mr. Hillman elects to terminate his employment because he has been constructively terminated, Mr. Hillman will be entitled to receive a lump sum payment equal to 36 months base salary and two times the average of bonuses, if any, paid to Mr. Hillman by Bally for the three prior years, and assignment of insurance policies and health protection plans provided by Bally. In addition, if any of these payments or any other payments by Bally as a result of a change in control precipitate an excise tax, Mr. Hillman is entitled to be paid the amount of those excise taxes plus a tax gross-up payment with respect to the excise tax payment. If a change in control of Bally had occurred on March 31, 2001 and Mr. Hillman was subsequently asked to leave the employ of Bally or, absent cause, constructively terminated, Mr. Hillman would be entitled to a payment of $2,516,667 under his employment agreement, excluding excise tax related payments, if any, referred to above. Additionally, if a change in control of Bally had occurred on March 31, 2001, Mr. Hillman could elect, at his option, to terminate his employment agreement and receive a lump sum of six months’ salary ($275,000). The employment agreement also provides that Mr. Hillman receive a demand registration right requiring Bally to file a shelf registration statement under the Securities Act of 1933, as amended, registering the 735,701 shares of common stock underlying the warrant held by Mr. Hillman.

      Mr. Dwyer and Bally entered into an employment agreement effective as of January 1, 2000, for a three-year term through December 31, 2002. The agreement provides for an annual base salary of $325,000, subject to increases at the discretion of Bally, and a bonus payable at the discretion of Bally. In the event there is a change in control of Bally and the successor in control, without cause, terminates the agreement, Mr. Dwyer will be paid a lump sum equal to 24 months base salary or an amount equal to his base salary for the balance of the three-year term, whichever is greater, and twice the greatest bonus awarded by Bally to Mr. Dwyer for any year after 1997, but prior to the change in control. In addition, if any of these payments, any payments under any stock award or option plan or any other payments by Bally precipitate an excise tax, Mr. Dwyer is entitled to be paid the amount of those excise taxes plus a tax gross-up payment with respect to the excise tax payment. If a change in control of Bally had occurred on March 31, 2001 and Mr. Dwyer was subsequently asked to leave the employ of Bally, or, absent cause, constructively terminated, Mr. Dwyer would be entitled to a payment of $1,300,000 under his employment agreement, excluding excise tax related payments, if any, referred to above. Additionally, if a change in control of Bally had occurred on March 31, 2001, Mr. Dwyer could elect, at his option, to terminate his employment and receive a lump sum payment equal to six months’ salary ($162,500).

      Mr. Gaan and Bally entered into an employment agreement effective as of June 1, 2000 for a term of two years and seven months through December 31, 2002. The agreement provides for an annual base salary of $325,000, subject to increases at the discretion of Bally, and a bonus payable at the discretion of Bally. In the event of a change in control of Bally and the successor in control, without cause, terminates the agreement, Mr. Gaan will be paid a lump sum equal to 24 months base salary or an amount equal to his base salary for the balance of the agreement term, whichever is greater, and the greatest bonus awarded by Bally to Mr. Gaan for any year after 1997 but prior to the change in control. If the vesting of restricted stock due to a change in control results in the imposition of excise tax, the Company will pay Mr. Gaan an additional amount equal to the excise tax. If Mr. Gaan is constructively terminated by the successor in control, the successor in control is deemed to have terminated Mr. Gaan without cause, and Mr. Gaan would be entitled to payment under his employment agreement. If a change in control of Bally had occurred on March 31, 2001 and Mr. Gaan was subsequently asked to leave the employ of Bally, Mr. Gaan would be entitled to a payment of $795,000 under his employment agreement, excluding excise tax related payments, if any, referred to above. Additionally, if a change in control of Bally had occurred on March 31, 2001, Mr. Gaan could elect, at his option, to terminate his employment and receive a lump sum payment equal to six months’ salary ($162,500). Prior to this most recent employment agreement, Mr. Gaan had an employment agreement with the Company which expired on March 20, 2000, and was working pursuant to an oral at-will agreement, which provided for a base salary of $225,000 per year and a bonus payable at the discretion of Bally.

      Mr. Toback and Bally entered into an employment agreement effective as of January 1, 2000 for a term of three years through December 31, 2002. The agreement provides for an annual base salary of $260,000, subject to increases at the discretion of Bally, and a bonus payable at the discretion of Bally. In the event of a change in control of Bally and the successor in control, without cause, terminates the agreement, Mr. Toback will be paid a lump sum equal to 24 months base salary or an amount equal to his base salary for the balance of the three-year term, whichever is greater, and the greatest bonus awarded by Bally to Mr. Toback for any year after 1997 but prior to the change in control. If the vesting of restricted stock due to a change in control results in the imposition of excise tax, the Company will pay Mr. Toback an additional amount equal to the excise tax. If Mr. Toback is constructively terminated by the successor in control, the successor in control is deemed to have terminated Mr. Toback without cause, and Mr. Toback would be entitled to payment under his employment agreement. If a change in control of Bally had occurred on March 31, 2001 and Mr. Toback was subsequently asked to leave the employ of Bally, Mr. Toback would be entitled to a payment of $710,000 under his employment agreement, excluding excise tax related payments, if any, referred to above. Additionally, if a change in control of Bally had occurred on March 31, 2001, Mr. Toback could elect, at his option, to terminate his employment and receive a lump sum payment equal to six months’ salary ($130,000).

      Mr. Wildman and Bally entered into an employment agreement effective as of January 1, 2000 for a term of three years through December 31, 2002. The agreement provides for an annual base salary of $250,000, subject to increases at the discretion of Bally, and a bonus payable at the discretion of Bally. In the event of a change in control of Bally and the successor in control, without cause, terminates the agreement, Mr. Wildman will be paid a lump sum equal to 24 months base salary or an amount equal to his base salary for the balance of the three-year term, whichever is greater, and the greatest bonus awarded by Bally to Mr. Wildman for any year after 1997 but prior to the change in control. If the vesting of restricted stock due to a change in control results in the imposition of excise tax, the Company will pay Mr. Wildman an additional amount equal to the excise tax. If Mr. Wildman is constructively terminated by the successor in control, the successor in control is deemed to have terminated Mr. Wildman without cause, and Mr. Wildman would be entitled to payment under his employment agreement. If a change in control of Bally had occurred on March 31, 2001 and Mr. Wildman was subsequently asked to leave the employ of Bally, Mr. Wildman would be entitled to a payment of $675,000 under his employment agreement, excluding excise tax related payments, if any, referred to above. Additionally, if a change in control of Bally had occurred on March 31, 2001, Mr. Wildman could elect, at his option, to terminate his employment and receive a lump sum payment equal to six months’ salary ($125,000).

Management Retirement Savings Plan

      The board of directors has adopted the Bally Total Fitness Holding Corporation Management Retirement Savings Plan (the “Retirement Plan”). The Retirement Plan is a deferred compensation plan designed to permit a select group of management or highly compensated employees to enhance the security of themselves and their beneficiaries following retirement or other termination of their employment. The Retirement Plan is intended to be an unfunded “employee pension benefit plan” under the Employee Retirement Income Security Act of 1974, as amended, and is maintained by Bally. The Retirement Plan is not intended to be qualified under the Internal Revenue Code of 1986, as amended (the “Code”). The board of directors, in its sole discretion, designates those members of management or highly compensated employees who are eligible to participate in the Retirement Plan.

      The amount of compensation that may be deferred is presently limited pursuant to a schedule based upon the age of the participant at the beginning of or during the compensation year. For participants who are less than 50 years of age, a maximum of 25% of compensation may be deferred; for those who are 50 to 54 years of age, a maximum of 50% of compensation may be deferred; for those who are 55 to 59 years of age, a maximum of 75% of compensation may be deferred; and for those participants who are 60 years of age or older, a maximum of 100% of compensation may be deferred. During 2000, Bally provided a matching contribution of 50% of the first 10% of eligible compensation the participant deferred and 0% thereafter. Matching contributions are credited to a participant’s matching account and become vested as follows: after one but less than two Years of Deferral (as defined) they become 33 1/3% vested, after two but less than three Years of Deferral they become 66 2/3% vested, and after more than three Years of Deferral they become fully vested. For this purpose, a “Year of Deferral” is credited with respect to a matching contribution for each completed calendar year commencing after the calendar year for which the matching contribution was made. A participant who separates from service will receive his benefits under the Retirement Plan in a lump sum. As soon as possible (but not later than five business days) after a change in control of Bally (as defined), all of the participants’ accounts will become 100% vested.

      For 2000, Bally contributed $662,147 to the accounts of all participants in the Retirement Plan, of which $147,462 will be allocated to the accounts of all executive officers of Bally as a group. Named Executive Officers receiving allocations are as follows: Mr. Hillman, $60,000, Mr. Dwyer, $36,202, and Mr. Toback, $12,596.

2000 Bonus Plan

      In 2000, the Compensation Committee of the Board of Directors adopted the Bally Total Fitness Holding Corporation 2000 Bonus Plan (the “Bonus Plan”). The purpose of the Bonus Plan was to provide an additional performance incentive for certain senior executive and other key employees of Bally for 2000, 2001 and 2002 (the “Plan Years”). The Compensation Committee, based upon the recommendation of Bally’s management, determines those employees who participate in the Bonus Plan.

      Bonuses for each participant are part of a pool consisting of a maximum of 14% of the increases in Bally’s earnings for a plan year before interest, taxes, depreciation and amortization from the immediately preceding year. Each participant has a determined participation percentage of the amount allocated to the pool, which is based upon the participant’s responsibilities and contributions for the plan year. The participation percentages are designated by the compensation committee and awarded in a manner such that the sum of the participation percentages does not exceed 100% of the pool. Each participant’s share of the bonus amount for a plan year equals the individual’s participation percentage for the plan year multiplied by the amount allocated to the pool for such plan year. The bonus amounts are payable by March 15th of the calendar year following the plan year. To the extent that Bally’s federal income tax deduction for remuneration to a participant is limited by Section 162(m) of the Code, payments under the Bonus Plan are deferred until Section 162(m) no longer limits the deduction.

      The determination of the participants and their participation percentages by the compensation committee remains in effect until participation ceases. A person ceases to be a participant immediately upon termination of employment with Bally for any reason whatsoever. A person who ceases to be a participant forfeits entitlement to future payments under the plan, other than amounts deferred because of the Section 162(m) limitation.

Stock Option and SAR Grants

      The following table sets forth certain information regarding options to purchase common stock granted to the Named Executive Officers during 2000. There have been no stock appreciation rights granted by Bally to date.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of				Annual Rates of Stock
	Shares				Price Appreciation for
	Underlying	Percent of Total			Option Term(2)
	Options	Options Granted
	Granted(#)	to Employees	Exercise	Expiration	5%	10%
Name	(1)	In Fiscal Year	Price ($/Sh)	Date	($)	($)

Lee S. Hillman	50,000	8.1	27.94	12/05/10	878,566	2,226,458
John W. Dwyer	30,000	4.9	27.94	12/05/10	527,139	1,335,875
Cary A. Gaan	20,000	3.2	27.94	12/05/10	351,426	890,583
Paul A. Toback	20,000	3.2	27.94	12/05/10	351,426	890,583
John H. Wildman	20,000	3.2	27.94	12/05/10	351,426	890,583

(1)	Generally one-third of the options granted may be exercised on the first anniversary of the date of grant, two-thirds after two years from the date of grant and 100% after three years from the date of grant. Each grant was made on the date which is 10 years prior to the date of expiration set forth in the table.

(2)	The potential realizable values represent future opportunity and have not been reduced to present value in 2000 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Securities and Exchange Commission for illustration purposes. These rates are not intended to be a forecast of the common stock price and are not necessarily indicative of the values that may be realized by the Named Executive Officers. The potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. For example, in order for an individual named above who received options with an exercise price of $27.94 per share to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the common stock would have to be approximately $45.51 and $72.47, respectively.

Stock Option and SAR Exercises

      The following table sets forth certain information concerning exercises of stock options during 2000 by each of the Named Executive Officers and their stock options outstanding as of December 31, 2000. There have been no stock appreciation rights granted by Bally to date.

Aggregated Option Exercises in Last Fiscal Year and

Option Values at End of Last Fiscal Year

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at December 31, 2000		at December 31, 2000(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

Lee S. Hillman			291,667	83,333	6,367,188	328,000
John W. Dwyer			113,333	61,667	2,254,682	376,180
Cary A. Gaan			25,000	25,000	398,438	195,575
Paul A. Toback	10,000	133,955	43,333	46,667	563,120	239,955
John H. Wildman			66,667	38,333	1,445,938	208,075

(1)	Based on the closing price of common stock on the New York Stock Exchange on December 31, 2000, which was $33.875 per share.

Report of the Audit Committee

      Members of the Audit Committee have been appointed by the Board of Directors. The Committee is governed by a charter (attached as Exhibit A), which has been approved and adopted by the Board and is reviewed annually by the Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee’s primary responsibilities fall into two broad categories: First, the Audit Committee is responsible for the Company’s relationship with its independent auditors, including recommending to the Board the appointment or removal of the independent auditors, determining whether the independent auditors are independent and reviewing the scope of their audit and related fees as well as any other services being provided to the Company. Second, the Audit Committee is responsible for monitoring and reviewing with management and the independent auditors the quarterly financial information and the annual financial reports.

      The Audit Committee has implemented procedures to ensure that during the course of each fiscal year, it devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under its charter. In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the independent auditors advised the Audit Committee that the year end financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed these statements with both management and the independent auditors. The Audit Committee’s review included discussions with the independent auditors of matters requiring to be discussed pursuant to statement on Auditing Standards No. 61 (communication with audit committees). The Audit Committee also discussed with the independent auditors matters relating to their independence, including disclosure made to the Audit Committee as required by Independent Standards Board Standard No. 1 (independent discussions with audit committees).

      Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Audit Committee,

J. Kenneth Looloian, Chairman
Aubrey C. Lewis
James F. McAnally, M.D.

Report of the Compensation Committee on Executive Compensation

      Bally was a wholly-owned subsidiary of Bally Entertainment Corporation until the spin-off in January 1996. Prior to the spin-off and the formation of the Compensation Committee, Bally had entered into compensation arrangements with a number of its key executives. Following the spin-off and considering Bally’s situation at that time (historical losses and a need to improve cash flows), the Compensation Committee determined that compensation should be tied to increasing stockholder value and improving Bally’s cash flows. Consequently, the Compensation Committee has made significant grants of stock awards and adopted the Bonus Plan, pursuant to which bonuses are granted based on improvements in Bally’s cash flow. All of the bonus compensation paid to key executives for 2000 was pursuant to the Bonus Plan. Allocation among the key executives of the amounts available under the Bonus Plan, including allocation to Lee S. Hillman, Chairman of the Board, President and Chief Executive Officer of Bally, was based on the Compensation Committee’s subjective evaluation of each executive’s contribution to Bally during the periods. The prime factors considered for 2000 were contribution toward accomplishing Bally’s strategic plan, including improvement in Bally’s financial position through operational improvements and contribution toward Bally’s new initiatives and growth and expansion programs. The Compensation Committee felt that Mr. Hillman’s contributions in these areas were substantial and, with the contributions of other key executives, were reflected in Bally’s improved results.

      The Company’s successful implementation of its strategic plan over the last few years has raised the profile and size of the Company and the profile of its executive officers. The Compensation Committee determined that a combination of modest base pay increases, increased bonus potential and contract extensions was appropriate for its executive officers (other than Mr. Hillman) given their implementation of the Company’s business plan and the Company’s desire to retain quality executives. In addition, it was the Compensation Committee’s view upon the spin-off, and it remains the view of the Compensation Committee today, that the use of stock options, other stock awards and bonus compensation tied to improvements in operating performance aligns the interests of Bally’s officers and other key employees with those of Bally’s stockholders. The objective of these awards is to provide incentive to management to advance the long-term interests of Bally and its stockholders. Stock options and other stock awards produce value to management as the price of the common stock appreciates, thereby directly linking the interests of management with those of Bally’s stockholders.

      The Compensation Committee believes that the improvement in Bally’s operations and results since January 9, 1996 (the date the spin-off was completed), supports the success of Bally’s approach to compensation.

Compensation Committee,

Liza M. Walsh, Chairman
Aubrey C. Lewis
James F. McAnally, M.D.

PERFORMANCE GRAPH

Comparison of Cumulative Total Return

from January 9, 1996 to December 31, 2000*
Bally Total Fitness Holding Corporation, S&P 500 Index and
Russell 2000 Consumer Discretionary and Services Index

*	Assumes $100 invested in Bally Total Fitness Holding Corporation common stock, the S&P 500 Index and the Russell 2000 Consumer Discretionary and Services Index on January 9, 1996, the date the spin-off was completed. Total return for the S&P 500 Index and the Russell 2000 Consumer Discretionary and Services Index assumes reinvestment of dividends; there were no dividends declared on Bally Total Fitness Holding Corporation common stock.

	1/9/96	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00

Bally	100	165	455	517	555	704

S&P 500	100	124	165	213	258	234

Russell	100	117	142	148	163	139

TRANSACTIONS WITH MANAGEMENT

      During 2000, Bally paid approximately $1.9 million for goods and services from a company which employed a relative of Mr. Hillman and approximately $4.8 million for goods and services from a company which employed a relative of Mr. Wildman. In all cases, based on Bally’s receipt of competitive bids for similar items, Bally believes that the terms of these arrangements are at least as favorable to Bally as those which could be obtained from unrelated parties.

AUDITORS

      The board of directors, upon the recommendation of the audit committee, has approved the selection of Ernst & Young LLP as Bally’s independent auditors for 2001. Fees for the last fiscal year were: Audit fees, $.4 million; Audit related fees, $.2 million; All other fees, $.2 million. Ernst & Young LLP did not provide any financial system design services during 2000. The Audit Committee considered whether the provision of other services is compatible with maintaining Ernst & Young LLP’s independence and determined it was. Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER BUSINESS

      In addition to the matters described above, there will be a brief presentation by the Chairman of the Board, President and Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions.

      Management knows of no other business to be presented for action at the annual meeting. If other matters properly come before the annual meeting or any adjournment thereof, the persons named as proxies will vote upon them in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Bally is required to identify any director, executive officer, beneficial owner of more than ten percent of the common stock or any other person subject to Section 16 of the Exchange Act that failed to file on a timely basis, as disclosed in their forms, reports required by Section 16(a) of the Exchange Act. Based on a review of forms submitted to Bally, Bally believes that during 2000 all such filing requirements were complied with by its directors and executive officers.

EXPENSE OF SOLICITATION

      The cost of this solicitation will be borne by Bally. In addition to the use of the mail, proxy solicitation may be made by telephone, facsimile, e-mail and personal interviews by regular employees of Bally. Bally has retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, to assist in the soliciting of proxies and will pay that firm a fee of $6,500, plus out-of-pocket expenses for such services. Bally will also reimburse brokerage houses and others for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

      Bally expects to hold its next annual meeting of stockholders before June 30, 2002. Accordingly, stockholder proposals for inclusion in the proxy materials relating to the next annual meeting must be received by Bally at its principal executive offices on or before January 1, 2002. Stockholder proposals should be directed to Cary A. Gaan, Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

ANNUAL REPORT

      A copy of Bally’s 2000 annual report, which contains the consolidated financial statements of Bally, accompanies this proxy statement. Bally will provide without charge to any stockholder as of the record date who so requests in writing a copy of its Form 10-K and, if specifically requested, the exhibits thereto. Requests for such copies should be directed to Cary A. Gaan, Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

By order of the board of directors,

Cary A. Gaan, Secretary

Chicago, Illinois
April 13, 2001

Please execute, date and return promptly

the enclosed proxy card in the
postage-paid envelope provided.

Exhibit A

AUDIT COMMITTEE CHARTER

      This charter will be reviewed, updated and approved annually by the Board of Directors.

Role and Independence

      The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Corporation and other such duties as directed by the Board. The membership of the Committee will consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member will be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment, and will meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the New York Stock Exchange. The Committee is expected to maintain free and open communication (including private executive sessions as appropriate but at least annually) with the independent auditors, the internal auditors and the management of the Corporation. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

      The Board of Directors will appoint one member of the Audit Committee as chairperson. He or she will be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the Corporation’s Chief Executive Officer, Chief Financial Officer and manager of internal audit as well as the lead partner for the Corporation’s independent auditors.

Responsibilities

      The Audit Committee’s primary responsibilities include:

      Recommending to the Board the independent auditors to be selected or retained to audit the financial statements of the Corporation. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor’s independence, consider the compatibility of non-audit services with the auditor’s independence and recommend to the Board any actions necessary to oversee the auditor’s independence.

      Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

      Having a clear understanding with the Corporation’s independent auditors that they are ultimately accountable to the Board and the Committee as the shareholders’ representatives, and that the Board and the Committee have the ultimate authority and responsibility to select, evaluate, and if appropriate, replace the independent auditors.

      Reviewing the plan for and scope of the annual audit and the audited financial statements and discussing them with management and the independent auditor. These discussions will include consideration of the quality of the Corporation’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, and such other inquiries as may be appropriate. Based on the review, the Committee will make its recommendation to the Board as to the inclusion of the Corporation’s audited financial statements in the Corporation’s annual report on Form 10-K.

      Reviewing with management and the independent auditor the quarterly financial information prior to the Corporation’s filing of Form 10-Q (prior to the quarterly earnings release, if possible). This review may be performed by the Committee or its chairperson.

      Discussing with management, the internal auditors and the external auditors the quality and adequacy of the Corporation’s internal controls, including any perceived weaknesses in the Corporation’s internal controls, policies or proceedings.

      Providing guidance and oversight to the internal audit activities of the Corporation, including reviewing the organization, plans, coordination with independent auditors, and results of such activity, including management’s responses to recommendations made by the internal auditors, and reviewing and concurring with management’s appointment, replacement or termination of the manager of internal audit.

      Discussing with management the status of pending litigation, taxation matters and other areas of oversight to legal and compliance areas as may be appropriate, as well as reviewing reports from regulators that may have a material effect on the Corporation’s financial statements or Corporation’s compliance program.

      Reviewing compliance by officers and employees with the Corporation’s policies on business ethics.

      Reporting Audit Committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
www.ballyfitness.com

PROXY	PROXY

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue, Chicago, Illinois 60631

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John W. Dwyer and Cary A. Gaan, or either of them, proxies of the undersigned with full power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders of Bally Total Fitness Holding Corporation to be held at 9:00 a.m. (local time) on June 8, 2001 at Bally’s fitness center located at 250 Yonge Street, Toronto, Ontario, Canada M2P 1R4, or at any postponement or adjournment thereof.

The board of directors unanimously recommends a vote FOR proposal number (1).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted for proposal number (1).  SEE REVERSE SIDE.

(Comments/Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side)

...
           FOLD AND DETACH HERE

ENTRANCE PASS — 2001 ANNUAL MEETING OF STOCKHOLDERS

This is an entrance pass for the 2001 annual meeting

of stockholders of Bally Total Fitness Holding Corporation.
In order to attend the annual meeting, you must bring this pass with you.

BALLY TOTAL FITNESS HOLDING CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[							]
	For	Withhold	For All
	All	All	Except

1. Election of the following Class II director nominees for three-year terms expiring in 2004: Lee S. Hillman James F. McAnally, M.D. The board of directors recommends a vote FOR ALL the above nominees. Nominee Exception				2.	In their discretion on all other matters as may properly come before the annual meeting.
					Comments/ Change of Address	Date:	, 2001

Signature(s)

Signature(s)
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

...

FOLD AND DETACH HERE
BALLY TOTAL FITNESS HOLDING CORPORATION
PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Bally Total Fitness Holding Corporation that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

•	Accessing the World Wide Web site http://www.eproxyvote.com/bft to vote via the Internet.
•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.
•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

You can vote by phone or via the Internet anytime prior to 11:59 p.m. June 7, 2001. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.